Exhibit 99.2

Taysha Gene Therapies Announces $150 Million Private Placement Financing

Financing led by RA Capital Management with participation from new and existing investors

Expected net proceeds, along with existing cash and cash equivalents, are expected to extend cash runway into the third quarter of 2025

DALLAS, August 14, 2023 (GLOBE NEWSWIRE) – Taysha Gene Therapies, Inc. (Nasdaq: TSHA), a clinical-stage gene therapy company focused on developing and commercializing AAV-based gene therapies for the treatment of monogenic diseases of the central nervous system (CNS), announced today that it has entered into a securities purchase agreement for a private placement financing (the “PIPE”) that is expected to result in gross proceeds of approximately $150 million, before deducting placement agent commissions and offering expenses. The PIPE was led by new investor, RA Capital Management, with participation from a large institutional investor, PBM Capital, RTW Investments, LP, Venrock Healthcare Capital Partners, TCGX, Acuta Capital Partners, Kynam Capital Management, LP, Octagon Capital, Invus, GordonMD® Global Investments LP, and B Group Capital.

“We are pleased by the support from this prestigious group of new and existing investors, which we believe highlights the enthusiasm of the early clinical readout of the first patient treated in our REVEAL trial and reinforces the potential of gene therapy to transform the lives of patients suffering from devastating diseases,” said Sean P. Nolan, Chairman and Chief Executive Officer of Taysha. “We expect that the net proceeds from the PIPE, together with our existing cash and cash equivalents, will extend our cash runway into the third quarter of 2025 to primarily support the clinical development of TSHA-102 in Rett syndrome and provide support for TSHA-120 program activities in GAN, working capital and other general corporate purposes. With this capital infusion, we believe we are well positioned to continue to execute across key program milestones.”

In the PIPE, Taysha is selling an aggregate of 122,412,376 shares of its common stock at a price of $0.90 per share and, in lieu of common stock to certain investors, pre-funded warrants to purchase up to an aggregate of 44,250,978 shares of common stock at a purchase price of $0.899 per pre-funded warrant. Each pre-funded warrant has an exercise price of $0.001 per share of common stock and is immediately exercisable and remains exercisable until exercised in full. The PIPE is being conducted in accordance with applicable Nasdaq rules and was priced to satisfy the “Minimum Price” requirement (as defined in the Nasdaq rules). The PIPE is expected to close by August 16, 2023, subject to customary closing conditions. The pre-funded warrants will only be exercisable upon receipt of stockholder approval of an increase in the authorized shares of Taysha’s common stock, which Taysha will first seek to obtain at an annual meeting of stockholders to be held by December 31, 2023.

Jefferies is acting as exclusive placement agent in the private placement.

The securities to be sold in this private placement, including the shares of common stock underlying the pre-funded warrants, have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements. Taysha has agreed to file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock and the shares of common stock underlying the pre-funded warrants issued in the PIPE.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Taysha Gene Therapies

Taysha Gene Therapies (Nasdaq: TSHA) is on a mission to eradicate monogenic CNS disease. With a singular focus on developing curative medicines, we aim to rapidly translate our treatments from bench to bedside. We have combined our team’s proven experience in gene therapy drug development and commercialization with the world-class UT Southwestern Gene Therapy Program. Together, we leverage our fully integrated platform with a goal of dramatically improving patients’ lives. More information is available at www.tayshagtx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “expects,” “intends,” “projects,” “plans,” and “future” or similar expressions are intended to identify forward-looking statements. Forward-looking statements include statements related to the anticipated proceeds to be received in the proposed PIPE, expected timing of closing of the proposed PIPE and the size and completion of the proposed PIPE, the forecast of cash runway and the Company’s expectations regarding funding, operating and working capital expenditures. Forward-looking statements are based on management’s current expectations and are subject to various risks and uncertainties that could cause actual results to differ materially and adversely from those expressed or implied by such forward-looking statements. Accordingly, these forward-looking statements do not constitute guarantees of future performance, and you are cautioned not to place undue reliance on these forward-looking statements. Risks regarding our business are described in detail in our Securities and Exchange Commission (“SEC”) filings, including in our Annual Report on Form 10-K for the full-year ended December 31, 2022, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, both of which are available on the SEC’s website at www.sec.gov. Additional information will be made available in other filings that we make from time to time with the SEC. Such risks may be amplified by the impacts of the COVID-19 pandemic. These forward-looking statements speak only as of the date hereof, and we disclaim any obligation to update these statements except as may be required by law.

Company Contact:

Hayleigh Collins

Director, Head of Corporate Communications

Taysha Gene Therapies, Inc.

hcollins@tayshagtx.com

Media Contact:

Carolyn Hawley

Canale Communications

carolyn.hawley@canalecomm.com